                                                Filed Pursuant to Rule 424(b)(5)
                                                (S-3) Registration No. 333-46348

                             DATED OCTOBER 3, 2000

PROSPECTUS

                                 500,000 SHARES

                                     [LOGO]

                                  COMMON STOCK

                                ----------------

    This prospectus relates to 500,000 outstanding shares of our common stock that the selling shareholder named in this prospectus may offer from time to time. The registration of these shares does not necessarily mean that the selling shareholder will offer or sell his shares.

    We are not offering or selling any shares of our common stock pursuant to this prospectus. We will not receive any of the proceeds from the sale by the selling shareholder of the shares of common stock. We will bear the expenses of the offering of the common stock, except that the selling shareholder will pay any applicable underwriting fees, discounts or commissions and transfer taxes, as well as the fees and disbursements of his counsel.

    Our common stock is listed for trading on the Nasdaq National Market under the symbol "SMTL." On October 2, 2000, the last reported sales price for our common stock on the Nasdaq National Market was $13.3125.

SEE "RISK FACTORS" BEGINNING ON PAGE 3 TO READ ABOUT THE RISKS YOU SHOULD
CONSIDER BEFORE BUYING SHARES OF OUR COMMON STOCK.

THE SECURITIES AND EXCHANGE COMMISSION AND STATE SECURITIES REGULATORS HAVE NOT
APPROVED OR DISAPPROVED THESE SECURITIES, OR DETERMINED IF THIS PROSPECTUS IS
TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                The date of this prospectus is October 3, 2000.
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                               TABLE OF CONTENTS

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
Where You Can Find More Information.........................      1
Incorporation of Certain Documents by Reference.............      1
Risk Factors................................................      3
Semitool, Inc...............................................     14
Use of Proceeds.............................................     15
Dividend Policy.............................................     15
Selling Shareholder.........................................     15
Description of Securities...................................     15
Plan of Distribution........................................     18
Legal Matters...............................................     18
Experts.....................................................     18

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    Unless otherwise indicated or unless the context requires otherwise, all references in this prospectus to "we," "us," "our" or the "Company" mean Semitool, Inc. and its subsidiaries. When we refer to our "Charter" we mean our Restated Articles of Incorporation, as amended.

                      WHERE YOU CAN FIND MORE INFORMATION

    We file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission, or the SEC. You may read and copy any document we file with the SEC at the SEC's public reference rooms at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the SEC's regional offices at Seven World Trade Center, 13th Floor, New York, New York 10048, and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. The SEC also maintains a web site that contains reports, proxy and information statements, and other information regarding registrants that file electronically with the SEC (http://www.sec.gov). You can inspect reports and other information we file at the offices of the National Association of Securities Dealers, Inc., 1735 K Street, N.W., Washington, D.C. 20006.

    We have filed a registration statement of which this prospectus is a part and related exhibits with the SEC under the Securities Act of 1933, as amended. The registration statement contains additional information about us and the securities. You may inspect the registration statement and exhibits without charge at the office of the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549, and you may obtain copies from the SEC at prescribed rates.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

    The SEC allows us to "incorporate by reference" the information we file with the SEC, which means that we can disclose important information to you by referring to those documents. The information incorporated by reference is an important part of this prospectus. Any statement contained in a document which is incorporated by reference in this prospectus is automatically updated and superseded if information contained in this prospectus, or information that we later file with the SEC, modifies or replaces this information. We incorporate by reference the following documents we filed with the SEC:

    - our Annual Report on Form 10-K for the year ended September 30, 1999;

    - our Quarterly Reports on Form 10-Q for the quarters ended December 31, 1999, March 31, 2000 and June 30, 2000;

    - our Proxy Statement on Schedule 14A for our 2000 Annual Meeting of Shareholders;

    - our Current Reports on Form 8-K dated July 6, 2000, July 7, 2000 and July 10, 2000;

    - our Registration Statement on Form 8-A filed with the Commission on September 1, 1988; and

    - each document filed by us pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended, subsequent to the date of this Prospectus and prior to the termination of the offering of all Securities to which this Prospectus relates.

    You should rely only on the information incorporated by reference or set forth in this prospectus or the applicable prospectus supplement. We have not authorized anyone else to provide you with different information. We may only use this prospectus to sell securities if it is accompanied by a prospectus supplement. We are only offering these securities in states where the offer is permitted. You should not assume that the information in this prospectus or the applicable prospectus supplement is accurate as of any date other than the dates on the front of these documents.

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    Copies of all documents which are incorporated herein by reference (not including the exhibits to such information, unless such exhibits are specifically incorporated by reference in such information) will be provided without charge to each person, including any beneficial owner, to whom this Prospectus is delivered upon written or oral request. Requests should be directed to William A. Freeman, Semitool, Inc., 655 West Reserve Drive, Kalispell, Montana 59901, (406) 752-2107.

                                       2
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                                  RISK FACTORS

    ANY INVESTMENT IN OUR COMMON STOCK INVOLVES A HIGH DEGREE OF RISK. YOU SHOULD CONSIDER CAREFULLY THE FOLLOWING INFORMATION ABOUT THESE RISKS, TOGETHER WITH THE OTHER INFORMATION CONTAINED IN THIS PROSPECTUS, BEFORE YOU DECIDE TO BUY OUR COMMON STOCK. IF ANY OF THE FOLLOWING RISKS ACTUALLY OCCUR, OUR BUSINESS, FINANCIAL CONDITION, RESULTS OF OPERATIONS AND CASH FLOWS WOULD LIKELY SUFFER. IN THESE CIRCUMSTANCES, THE MARKET PRICE OF OUR COMMON STOCK COULD DECLINE, AND YOU MAY LOSE ALL OR PART OF YOUR INVESTMENT.

CYCLICALITY IN THE SEMICONDUCTOR INDUSTRY HAS HISTORICALLY LED TO SUBSTANTIAL DECREASES IN DEMAND FOR OUR SYSTEMS AND MAY FROM TIME TO TIME CONTINUE TO DO SO.

    Our operating results are subject to significant variation due to the cyclical nature of the semiconductor industry. Our business depends upon the capital expenditures of semiconductor manufacturers, which, in turn, depend upon the current and anticipated market demand for semiconductors and products using semiconductors. The semiconductor industry experienced a downturn in 1998 and 1999 which seriously harmed our operating results during that period. Typically, the semiconductor equipment industry has experienced more pronounced decreases in net sales than the semiconductor industry as a whole. Our net sales decreased from $194.0 million in fiscal 1997 to $180.5 million in fiscal 1998, and to $122.5 million in fiscal 1999. Any further downturns in the semiconductor industry will likely lead to proportionately greater downturns in our net sales.

    Although there are indications that the semiconductor industry may be improving:

    - the semiconductor industry may experience other, possibly more severe and prolonged, downturns in the future;

    - any continued recovery of the semiconductor industry may not result in an increased demand by semiconductor manufacturers for capital equipment or our products; and

    - the semiconductor industry may not continue to improve.

    Any future downturn in the semiconductor industry, or any failure of that industry to fully recover from its recent downturn, will harm our business, financial condition, results of operations and cash flows.

OUR OPERATING RESULTS HAVE IN THE PAST VARIED AND PROBABLY WILL CONTINUE TO VARY SIGNIFICANTLY IN THE FUTURE FROM QUARTER TO QUARTER, CAUSING VOLATILITY IN OUR STOCK PRICE.

    Our quarterly operating results have varied significantly in the past and may continue to do so in the future, which could cause our stock price to decline. Some of the factors that may influence our operating results and subject our common stock to extreme price and volume fluctuations include:

    - changes in customer demand for our systems, which is influenced by economic conditions in the semiconductor industry;

    - demand for products that use semiconductors;

    - market acceptance of our systems and those of our customers and changes in our product offerings;

    - the timing, cancellation or delay of customer orders and shipments;

    - product development costs, including research, development, engineering and marketing expenses associated with our introduction of new products and product enhancements; and

    - the levels of our fixed expenses relative to our net sales.

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    In light of these factors and the cyclical nature of the semiconductor industry, we expect to continue to experience significant fluctuations in quarterly and annual operating results. Moreover, many of our expenses are fixed in the short-term which, together with the need for continued investment in research and development, marketing and customer support, limits our ability to reduce expenses quickly. As a result, declines in net sales could harm our business, financial condition, results of operations and cash flows.

OUR NET SALES MAY VARY SIGNIFICANTLY FROM QUARTER TO QUARTER DUE TO RELATIVELY SMALL FLUCTUATIONS IN OUR UNIT SALES.

    During any quarter, a significant portion of our net sales may be derived from the sale of a relatively small number of systems. For example, our batch processing tools range in price from approximately $15,000 to $3.2 million per tool and our single wafer processing tools for cleaning, stripping and etching range in price from $300,000 to $2.2 million per tool. Accordingly, a small change in the number of tools we sell may also cause significant changes in our operating results. This, in turn, could cause fluctuations in the market price of our common stock.

VARIATIONS IN THE AMOUNT OF TIME IT TAKES FOR US TO SELL OUR SYSTEMS MAY CAUSE FLUCTUATIONS IN OUR OPERATING RESULTS, WHICH COULD CAUSE OUR STOCK PRICE TO DECLINE.

    Variations in the length of our sales cycles could cause our net sales, and thus our business, financial condition, operating results and cash flows, to fluctuate widely from period to period. This variation could cause our stock price to decline. Our customers generally take a long time to evaluate many of our products before committing to make a purchase. We expend significant resources educating and providing information to our prospective customers regarding the uses and benefits of our systems. The length of time it takes us to make a sale depends upon many factors, including:

    - the efforts of our sales force and our independent sales representatives;

    - the complexity of the customer's fabrication processes;

    - the internal technical capabilities and sophistication of the customer;
      and

    - capital expenditure budget cycle of our customers.

    Because of the number of factors influencing the sales cycle, the period between our initial contact with a potential customer and the time when we recognize revenue from that customer, if ever, varies widely in length. Our sales cycle typically ranges from one to twelve months. Sometimes our sales cycle can be much longer, particularly with our international customers. The subsequent build cycle, or the time it takes us to build a product to customer specifications after receiving an order, typically ranges from one to six months. During these cycles, we commit substantial resources to our sales efforts in advance of receiving any revenue, and we may never receive any revenue from a customer despite our sales efforts.

    When a customer purchases one of our systems, that customer often evaluates the performance of the system for a lengthy period before potentially purchasing any more of our systems. The number of additional products a customer may purchase from us, if any, oftentimes depends on many factors, including a customer's capacity requirements. The period between a customer's initial purchase and subsequent purchases, if any, often varies from two to twelve months or longer, and variations in length of this period could cause further fluctuations in our operating results and possibly in our stock price.

                                       4
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RAPID TECHNOLOGICAL CHANGE COULD MAKE OUR PRODUCTS OBSOLETE OR UNMARKETABLE FOR
SPECIFIC APPLICATIONS.

    We operate in an industry that is subject to evolving industry standards, rapid technological changes, rapid changes in customer demands and the rapid introduction of new, higher performance systems with shorter product life cycles. As a result, we expect to continue to make significant investments in research and development. Although, historically, we have had adequate funds from operations to devote to research and development, there can be no assurance that such funds will be available in the future or, if available, that they will be adequate. Also, we must manage product transitions successfully, since announcements or introductions of new products by us or our competitors could adversely affect sales of our existing products because these existing products can become obsolete or unmarketable for specific purposes. There can be no assurance that we will be able to develop and introduce new products or enhancements to our existing products on a timely basis or in a manner which satisfies customer needs or achieves widespread market acceptance. Any significant delay in releasing new systems could adversely affect our reputation, give a competitor a first-to-market advantage or allow a competitor to achieve greater market share. The failure to adjust to rapid technological change could harm our business, financial condition, results of operations and cash flows.

OUR ELECTROCHEMICAL DEPOSITION PRODUCTS MAY BECOME OBSOLETE OR TECHNOLOGICAL CHANGES MAY REDUCE OR LIMIT INCREASES IN EQUIPMENT CONSUMPTION, PARTICULARLY FOR COPPER INTERCONNECTS.

    Our business is to a large extent affected by the adoption of our family of electrochemical deposition tools, primarily for copper interconnect plating applications. Accordingly, our business would suffer if these products became obsolete or if sales of these products decreased. Our success depends on our ability to keep pace with technological changes and advances in the semiconductor industry and to adapt and improve our products in response to evolving customer needs and industry trends. Since its inception the semiconductor industry has experienced rapid technological change in the design, manufacture, performance and application of ICs and these changes are expected to continue in the future. Therefore, one or more developments in the semiconductor industry may render our products obsolete or less important to the IC manufacturing process, including:

    - increased competition from new or existing competitors who produce electrochemical deposition equipment;

    - the adoption of a new process for fabricating interconnects on ICs; and

    - advances in deposition technology that make it possible to deposit metal interconnects, such as copper, without our electrochemical deposition process.

FAILURE OF OUR PRODUCTS TO GAIN MARKET ACCEPTANCE WOULD ADVERSELY AFFECT OUR FINANCIAL CONDITION.

    We believe that our growth prospects depend upon our ability to gain customer acceptance of our products and technology. Market acceptance of products depends upon numerous factors, including compatibility with existing manufacturing processes and products, perceived advantages over competing products and the level of customer service available to support such products. Moreover, manufacturers often rely on a limited number of equipment vendors to meet their manufacturing equipment needs. As a result, market acceptance of our products may be adversely affected to the extent potential customers utilize a competitor's manufacturing equipment. There can be no assurance that growth in sales of new products will continue or that we will be successful in obtaining broad market acceptance of our systems and technology.

    We expect to spend a significant amount of time and resources to develop new systems and refine existing systems. In light of the long product development cycles inherent in our industry, these expenditures will be made well in advance of the prospect of deriving revenue from the sale of any new

                                       5
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systems. Our ability to commercially introduce and successfully market any new systems is subject to a wide variety of challenges during this development cycle, including start-up bugs, design defects and other matters that could delay introduction of these systems to the marketplace. In addition, since our customers are not obligated by long-term contracts to purchase our systems, our anticipated product orders may not materialize, or orders that do materialize may be cancelled. As a result, if we do not achieve market acceptance of new products, we may not be able to realize sufficient sales of our systems in order to recoup research and development expenditures. The failure of any of our new products to achieve market acceptance would harm our business, financial condition, results of operation and cash flows.

OUR ABILITY TO REDUCE COSTS IS LIMITED BY OUR ONGOING NEED TO INVEST IN RESEARCH AND DEVELOPMENT.

    Our industry is characterized by the need for continued investment in research and development as well as customer service and support. As a result of our need to maintain our spending levels in these areas, our operating results could be materially harmed if our net sales fall below expectations. In addition, because of our emphasis on research and development and technological innovation, our operating costs may increase further in the future. We expect our research and development expenses to increase in absolute dollars for the foreseeable future.

IF THE SEMICONDUCTOR INDUSTRY FAILS TO BROADLY ACCEPT COPPER AS A REPLACEMENT FOR ALUMINUM AS THE WIRING CHOICE FOR ADVANCED SEMICONDUCTOR DEVICES, OUR COPPER PLATING PRODUCTS MAY NOT ACHIEVE MARKET ACCEPTANCE.

    Industries that use semiconductors are demanding increasingly complex, higher performance devices. Traditionally, semiconductor devices have used aluminum alloys to connect the transistors. However, we believe that as interconnects become increasingly smaller, copper is evolving as a replacement for aluminum as the wiring choice for advanced ICs. Our plating products are designed for plating copper on the wafer for copper interconnects and for cleaning the wafer after the plating process. If the semiconductor industry as a whole does not transition to copper interconnects, our copper plating and associated cleaning products will not achieve market acceptance or profitability.

INTENSE COMPETITION IN THE MARKETS IN WHICH WE OPERATE MAY REDUCE THE DEMAND FOR OUR PRODUCTS.

    The markets in which we compete are highly competitive. We face substantial competition from established competitors, some of which have:

    - greater financial, marketing, technical and other resources;

    - broader product lines;

    - more extensive customer support capabilities; and

    - larger sales organizations and customer bases.

    We may also face competition from new market entrants. Significant competitive factors in the semiconductor equipment market and other markets, in which we compete, include system performance and flexibility, cost of ownership, the size of each manufacturer's installed customer base, customer service and support capabilities and breadth of product lines. In order to remain competitive, we must maintain a high level of investment in research and development, marketing and customer service while controlling operating expenses. There can be no assurance that we will have sufficient resources to continue to make such investments or that our products will continue to be viewed as competitive as a result of technological advances by competitors or changes in semiconductor processing technology. Our competitors may also increase their efforts to gain and retain market share through competitive pricing. Such competitive pressures may necessitate significant price reductions by us or result in lost orders which could harm our business, financial condition, results of operations and cash flows.

                                       6
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    Moreover, there has been significant merger and acquisition activity among our competitors and potential competitors. These combinations may provide such competitors and potential competitors with a competitive advantage over us by enabling them to more rapidly expand their product offerings and service capabilities to meet a broader range of customer needs. Many of our customers and potential customers are relatively large companies that require global support and service for their semiconductor manufacturing equipment. Our larger competitors have more extensive infrastructures than we do, which could place us at a disadvantage when competing for the business of global semiconductor device manufacturers.

    We expect our competitors to continue to improve the design and performance of their products. There can be no assurance that our competitors will not develop enhancements to, or future generations of, competitive products that will offer superior price or performance features, or that new processes or technologies will not emerge that render our products less competitive or obsolete. As a result of the substantial investment required to integrate capital equipment into a production line, we believe that once a manufacturer has selected certain capital equipment from a particular vendor, the manufacturer generally relies upon that vendor to provide equipment for the specific production line application and may seek to rely upon that vendor to meet other capital equipment requirements. Accordingly, we may be at a competitive disadvantage for a protracted period of time with respect to a particular customer if that customer utilizes a competitor's manufacturing equipment. There can be no assurance that we will be able to compete successfully in the future.

COMPLIANCE WITH ENVIRONMENTAL REGULATIONS MAY BE VERY COSTLY, AND THE FAILURE TO COMPLY COULD RESULT IN LIABILITIES, FINES AND CESSATION OF OUR BUSINESS.

    We are subject to a variety of governmental regulations related to the discharge or disposal of toxic, volatile or otherwise hazardous chemicals. Current or future regulations could require us to purchase expensive equipment or to incur other substantial expenses to comply with environmental regulations. Any failure by us to control the use of, or adequately restrict the discharge or disposal of, hazardous substances could subject us to future liabilities, result in fines being imposed on us, or result in the suspension of production or cessation of our manufacturing operations.

DUE TO OUR SIGNIFICANT LEVEL OF INTERNATIONAL SALES, WE ARE SUBJECT TO OPERATIONAL, FINANCIAL AND POLITICAL RISKS SUCH AS CURRENCY FLUCTUATIONS, UNEXPECTED CHANGES IN REGULATORY REQUIREMENTS, TARIFFS, POLITICAL AND ECONOMIC INSTABILITY, ADVERSE TAX CONSEQUENCES, OUTBREAKS OF HOSTILITIES AND DIFFICULTIES IN MANAGING FOREIGN SALES REPRESENTATIVES AND STAFFING FOREIGN BRANCH OPERATIONS.

    Our net sales attributable to customers outside the United States as a percentage of our total net sales were approximately 35.9% in fiscal 1997, 38.3% in fiscal 1998, 52.8% in fiscal 1999 and 58.5% in the nine month period ended June 30, 2000. We expect net sales outside the United States to continue to represent a significant portion of our future net sales. Sales to customers outside the United States are subject to various risks, including:

    - exposure to currency fluctuations;

    - political and economic instability, particularly in Taiwan and Korea;

    - unexpected changes in regulatory requirements in each of the countries outside the United States in which we operate;

    - tariffs and other market barriers in each of the countries outside the United States in which we operate;

    - potentially adverse tax consequences in each of the countries outside the United States in which we operate;

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    - outbreaks of hostilities, particularly in Taiwan and Korea;

    - difficulties in managing foreign sales representatives and distributors in each of the countries outside the United States in which we operate; and

    - difficulties in staffing and managing foreign branch operations in each of the countries outside the United States in which we operate.

    In addition, because a majority of our international sales are denominated in U.S. Dollars, our ability to compete overseas could be adversely affected by a strengthening U.S. Dollar. Moreover, although we endeavor to meet technical standards established by foreign standards setting organizations, there can be no assurance that we will be able to comply with changes in foreign standards in the future. Our inability to design products to comply with foreign standards or any significant or prolonged decline in our international sales could harm our business, financial condition, results of operations and cash flows.

IF THE PROTECTION OF OUR PROPRIETARY RIGHTS IS INADEQUATE, OUR BUSINESS COULD BE HARMED.

    Our success depends in significant part on the technically innovative features of our products. We currently hold 74 U.S. patents, some with pending foreign counterparts, have 118 U.S. patent applications pending and intend to file additional patent applications as we deem appropriate. There can be no assurance that patents will issue from any of our pending applications or that existing or future patents will be sufficiently broad to protect our technology. While we attempt to protect our intellectual property rights through patents, copyrights and non-disclosure agreements, there can be no assurance that we will be able to protect our technology, or that competitors will not be able to develop similar technology independently. In addition, the laws of certain foreign countries may not protect our intellectual property to the same extent as the laws of the United States. Moreover, there can be no assurance that our existing or future patents will not be challenged, invalidated or circumvented, or that the rights granted thereunder will provide meaningful competitive advantages to us. In any of such events, our business, financial condition, results of operations and cash flows could be harmed.

    There has been substantial litigation regarding patent and other intellectual property rights in semiconductor-related industries. Although we are not aware of any infringement by our products of any patents or proprietary rights of others, further commercialization of our products could provoke claims of infringement from third parties. In the future, litigation may be necessary to enforce patents issued to us, to protect trade secrets or know-how owned by us or to defend us against claimed infringement of the rights of others and to determine the scope and validity of the proprietary rights of others. Any such litigation could result in substantial cost and diversion of effort by us, which by itself could have a material adverse effect on our financial condition, results of operations and cash flows. Further, adverse determinations in such litigation could result in our loss of proprietary rights, subject us to significant liabilities and damages to third parties, require us to seek licenses from third parties or prevent us from manufacturing or selling our products, any of which could harm our business, financial condition, results of operations and cash flows.

PROTECTION OF OUR INTELLECTUAL PROPERTY RIGHTS OR THE EFFORTS OF THIRD PARTIES TO ENFORCE THEIR OWN INTELLECTUAL PROPERTY RIGHTS AGAINST US, HAS IN THE PAST RESULTED IN, AND MAY IN THE FUTURE RESULT IN, COSTLY AND TIME-CONSUMING LITIGATION.

    In order to enforce any patents issued to or licensed by us, or to determine the scope or validity of a third party's patent or other proprietary rights, we may be required to initiate litigation. Any such litigation, regardless of outcome, could be expensive and time consuming, and could subject us to significant liabilities or require us to re-engineer our product or obtain expensive licenses from third parties.

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    For example, in August 1998, we filed suit against Novellus Systems, Inc. in the United States District Court for the Northern District of California (Case No. C-98-3089 DLJ), alleging infringement of two of our patents relating to single substrate processing tools used in electrochemical deposition of copper onto semiconductor wafers. We sought damages for past infringement, a permanent injunction prohibiting future infringement, treble damages for willful infringement, prejudgment interest and attorneys' fees. Novellus answered the complaint by denying all of the allegations and counter-claiming for declaratory judgment of invalidity, noninfringement and attorneys' fees. Novellus filed a motion for summary judgment of noninfringement, which motion was granted on March 17, 2000, and judgment was subsequently entered on May 12, 2000 dismissing the case. We filed an appeal to the United States Court of Appeals for the Federal Circuit on May 15, 2000, seeking review of the ruling on the motion for summary judgment. We can provide no assurance of the prospect of our success in such litigation.

OUR EFFORTS TO PROTECT OUR INTELLECTUAL PROPERTY MAY BE LESS EFFECTIVE IN SOME FOREIGN COUNTRIES WHERE INTELLECTUAL PROPERTY RIGHTS ARE NOT AS WELL PROTECTED AS IN THE UNITED STATES.

    In fiscal 1999, approximately 52.8% of our net sales was derived from sales in foreign countries, including certain countries in Asia such as Japan, Korea and Taiwan. The laws of some foreign countries do not protect our proprietary rights to as great an extent as do the laws of the United States, and many U.S. companies have encountered substantial problems in protecting their proprietary rights against infringement in such countries, some of which are countries in which we have sold and continue to sell systems. For example, Taiwan is not a signatory to the Patent Cooperation Treaty, which is designed to specify rules and methods for defending intellectual property internationally. In Taiwan, the publication of a patent prior to its filing would invalidate the ability of a company to obtain a patent. Similarly, in contrast to the United States where the contents of patents remain confidential during the patent prosecution process, the contents of a patent are published upon filing which provides competitors an advanced view of the contents of a patent application prior to the establishment of patent rights. There is a risk that our means of protecting our proprietary rights may not be adequate in these countries. Our competitors in these countries may independently develop similar technology or duplicate our systems. If we fail to adequately protect our intellectual property in these countries, it would be easier for our competitors to sell competing products in those countries.

WE DEPEND ON OUR KEY CUSTOMERS.

    Our ten largest customers accounted for 52.2% of net sales in fiscal 1997, 54.6% in fiscal 1998, 50.9% in fiscal 1999 and 57.8% in the nine months ended June 30, 2000. We expect this trend to continue. Although the composition of our largest customers has changed from year to year, the loss of, or a significant curtailment of purchases by, one or more of our key customers or the delay or cancellation of a large order could cause our net sales to decline significantly which would harm our business, financial condition, results of operations and cash flows. Similarly, delays in payments by key customers could have a significant impact on our cash flows.

    There is a limited number of mostly large companies operating in the highly concentrated, capital intensive semiconductor industry. Accordingly, we expect that we will continue to depend on a small number of large companies for a significant portion of our net sales. In addition, as large semiconductor manufacturers seek to establish closer relationships with their suppliers, we expect that our customer base will become even more concentrated.

OUR DEPENDENCE ON KEY SUPPLIERS COULD DELAY SHIPMENTS AND INCREASE OUR COSTS.

    Some components and subassemblies included in our products are obtained from a single source or a limited group of suppliers. The loss of, or disruption in, shipments from these sole or limited source suppliers could in the short-term adversely affect our business and results of operations. Further,

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a significant increase in the price of one or more of these components could harm our business, financial condition, results of operations and cash flows.

ANTI-TAKEOVER PROVISIONS IN OUR CHARTER DOCUMENTS COULD ADVERSELY AFFECT THE RIGHTS OF THE HOLDERS OF OUR COMMON STOCK.

    The anti-takeover provisions of Montana law and our Articles of Incorporation and bylaws may make a change of control of Semitool difficult, even if a change of control would be beneficial to our shareholders. Our Articles of Incorporation authorize our Board of Directors to issue preferred stock in one or more series and to fix the rights, preferences, privileges and restrictions granted to or imposed upon any unissued shares of preferred stock and to fix the number of shares constituting any series and the designations of such series, without further vote or action by the shareholders. Although we have no present plans to issue any preferred stock, we view the authorized preferred stock as a financing vehicle. In addition, under Montana law and our charter documents, our Board of Directors may adopt additional anti-takeover measures in the future.

    Any anti-takeover provisions, including any issuance of preferred stock, could have the effect of discouraging a third party from making a tender offer or otherwise attempting to gain control of us. In addition, these provisions could limit the price that investors might be willing to pay in the future for shares of our common stock.

COMPETITIVE CONDITIONS IN OUR INDUSTRY MAY LEAD TO INCREASED PRICE COMPETITION OR LOSS OF MARKET SHARE FOR OUR PRODUCTS.

    Due to intense competitive conditions in the semiconductor equipment industry, we have from time to time selectively reduced prices on our systems in order to protect our market share, and competitive pressures may necessitate further price reductions. Our competitors are likely to announce the introduction of new products or lower prices which will affect the prices of our systems and the level of discounts we grant our customers. To the extent that any of our semiconductor equipment systems are not distinguished from those of our competitors by significant technological advantages, we may experience increased price competition or loss of market share with respect to those systems.

WE MUST ATTRACT AND RETAIN KEY PERSONNEL INCLUDING A PRESIDENT AND A VICE PRESIDENT OF SALES, TO HELP DIRECT AND SUPPORT OUR FUTURE GROWTH. COMPETITION FOR SUCH PERSONNEL IN OUR INDUSTRY IS HIGH.

    Our success depends to a significant degree upon the continued contributions of our key management, engineering, sales and marketing, customer support, finance and manufacturing personnel. The loss of any of these key personnel, particularly our Chairman, President and Chief Executive Officer Raymon F. Thompson, who would be extremely difficult to replace, could harm our business and operating results. We do not have key person life insurance on any of our executives. From time to time, we search for new members of our key management team and are currently looking for a president and vice president of sales. In addition, at times in our industry, we have often experienced significant employee attrition, and we may experience further attrition in the event of a future downturn. Further, to support future growth, we will need to attract and retain additional qualified employees. Competition for such personnel in our industry is intense, and we may not be successful in attracting and retaining qualified senior executives and other employees.

WE MANUFACTURE SUBSTANTIALLY ALL OF OUR EQUIPMENT AT A SINGLE FACILITY, AND ANY PROLONGED DISRUPTION IN THE OPERATIONS OF THAT FACILITY COULD HAVE A MATERIAL ADVERSE EFFECT ON OUR NET SALES.

    We manufacture substantially all of our equipment in our primary manufacturing facility located in Kalispell, Montana. Our manufacturing processes are highly complex and require sophisticated and costly equipment and a specially designed facility. As a result, any prolonged disruption in the operations of our manufacturing facility, whether due to technical or labor difficulties, destruction or damage as a result of a fire or any other reason, could seriously harm our ability to satisfy our customer order deadlines. If we cannot timely deliver our systems, our net sales could suffer a material adverse effect.

WE RELY UPON INDEPENDENT SALES REPRESENTATIVES FOR A SIGNIFICANT PORTION OF OUR SALES, AND A DISRUPTION IN OUR RELATIONSHIPS WITH THESE REPRESENTATIVES COULD HAVE A NEGATIVE IMPACT ON OUR SALES IN CHINA, JAPAN AND TAIWAN.

    Historically, a substantial portion of our sales have been made through independent sales representatives and distributors. Currently, we do not use any distributors. We expect that sales through independent sales representatives will represent a material portion of our sales for the next several years. In particular, all our sales in China and Taiwan and some sales in Japan will continue to be made through independent sales representatives for the next several years. In some locations, our independent sales representatives also provide field service to our customers. The activities of these representatives are generally not within our control. A reduction in the sales or service efforts or financial viability of any of our independent sales representatives, or a deterioration or termination of any of our relationships with them, could harm our net sales, our financial results and our ability to support our customers.

SINCE A SUBSTANTIAL PORTION OF OUR NET SALES ARE DERIVED FROM SALES IN FOREIGN COUNTRIES THAT ARE DENOMINATED IN U.S. DOLLARS, WE COULD EXPERIENCE A SIGNIFICANT DECLINE IN SALES OR EXPERIENCE COLLECTION PROBLEMS IN THE EVENT THE U.S. DOLLAR BECOMES MORE EXPENSIVE RELATIVE TO LOCAL CURRENCIES.

    A substantial portion of our international sales are denominated in U.S. Dollars. As a result, if the U.S. Dollar rises in value in relation to foreign currencies, our systems will become more expensive to customers outside the United States and less competitive with systems produced by competitors outside the United States. Such conditions could negatively impact our international sales. Foreign sales also expose us to collection risk in the event it becomes more expensive for our foreign customers to convert their local currencies into U.S. Dollars.

IF WE DELIVER SYSTEMS WITH DEFECTS, OUR CREDIBILITY WILL BE HARMED AND THE SALES AND MARKET ACCEPTANCE OF OUR SYSTEMS WILL DECREASE.

    Our systems are complex and sometimes have contained errors, defects and bugs when introduced. If we deliver systems with errors, defects or bugs, our credibility and the market acceptance and sales of our systems could be harmed. Further, if our systems contain errors, defects or bugs, we may be required to expend significant capital and resources to alleviate such problems. Defects could also lead to product liability as a result of lawsuits against us or against our customers. We have agreed to indemnify our customers in some circumstances against liability arising from defects in our systems. Our product liability policy currently provides only limited coverage per claim. In the event of a successful product liability claim, we could be obligated to pay damages which are not covered by product liability insurance or which are significantly in excess of our product liability insurance limits.

A SMALL GROUP OF MAJOR SHAREHOLDERS WILL CONTINUE TO HAVE A SIGNIFICANT INFLUENCE OVER OUR BUSINESS AFTER THIS OFFERING AND COULD DELAY, DETER OR PREVENT A CHANGE OF CONTROL OR OTHER BUSINESS COMBINATION.

    As of March 31, 2000, Raymon F. Thompson, our Chairman, President and Chief Executive Officer, held approximately 44.7% of our outstanding stock. In addition, as of March 31, 2000, our officers and directors as a group held approximately 45.4% of our outstanding stock. These ownership positions could be reduced, if Mr. Thompson or any of our other officers or directors sell stock in this offering. The interests of these shareholders may not always coincide with our interests or those of our other shareholders. By virtue of their stock ownership and board representation, these shareholders will continue to have a significant influence over all matters submitted to our Board of Directors and our shareholders, including the election of our directors, and will be able to exercise significant control over our business, policies and affairs. Through their concentration of voting power, these shareholders, acting individually or together, could cause us to take actions that we would not consider absent their influence, or could delay, deter or prevent a change of control of us or other business combination that might otherwise be beneficial to our other shareholders.

OUR BACKLOG MAY NOT RESULT IN FUTURE NET SALES.

    We schedule the production of our systems based in part upon order backlog. Due to possible customer changes in delivery schedules and cancellations of orders, our backlog at any particular date is not necessarily indicative of actual sales for any succeeding period. In addition, while we evaluate each customer order on a case by case basis to determine qualification for inclusion in backlog, there can be no assurance that amounts included in backlog will ultimately result in future sales. A reduction in backlog during any particular period, or the failure of our backlog to result in future sales, could harm our business.

WE HAVE EXPERIENCED A PERIOD OF RAPID GROWTH AND IF WE ARE NOT ABLE TO SUCCESSFULLY MANAGE THIS AND FUTURE GROWTH, OUR BUSINESS, FINANCIAL CONDITION AND RESULTS OF OPERATIONS COULD BE SIGNIFICANTLY HARMED.

    We have recently experienced a significant growth in net sales. Our net sales increased 96.1% from approximately $86.1 million during the nine months, ended June 30, 1999 to approximately $168.8 million during the nine months ended June 30, 2000. In addition, our consolidated orders backlog increased 116.3% from approximately $49.6 million at June 30, 1999 to $107.3 million at June 30, 2000. We cannot assure you we will be able to continue to maintain or increase the level of net sales in future periods. Further, this growth has placed, and is expected to continue to place, a significant strain on our management and operations. If we are unable to effectively manage this growth, our business, financial condition and results of operations could be significantly harmed.

OUR STOCK PRICE MAY BE VOLATILE AND OUR COMMON STOCK MAY BE THINLY TRADED, WHICH COULD CAUSE INVESTORS TO LOSE A SUBSTANTIAL PART OF THEIR INVESTMENTS IN OUR COMMON STOCK.

    The stock market in general, and the stock prices of technology companies in particular, have recently experienced volatility which has often been unrelated to the operating performance of any particular company or companies. If market or industry-based fluctuations continue, our stock price could decline regardless of our actual operating performance and investors could lose a substantial part of their investments. The market price of our common stock will likely fluctuate in response to a number of factors, including the following:

    - variations in our operating results;

    - announcements by us or our competitors of significant contracts or acquisitions;

    - our failure to meet the performance estimates of securities analysts;

    - changes in financial estimates of our net sales and operating results by securities analysts;

    - stock market price and volume fluctuations attributable to inconsistent trading volume levels; and

    - general stock market conditions.

WE COULD BE SUBJECT TO CLASS ACTION LITIGATION DUE TO STOCK PRICE VOLATILITY, WHICH, IF IT OCCURS, WILL DISTRACT OUR MANAGEMENT AND COULD RESULT IN SUBSTANTIAL COSTS OR LARGE JUDGMENTS AGAINST US.

    In the past, securities class action litigation has often been brought against companies following periods of volatility in the market prices of their securities. We may be the target of similar litigation in the future. Securities litigation could result in substantial costs and divert our management's attention and resources, which could cause harm to our business, financial condition and results of operations.

WE HAVE BROAD DISCRETION IN HOW WE MAY USE THE OFFERING PROCEEDS AND THE MANNER IN WHICH WE MAY INVEST THESE PROCEEDS MAY NOT YIELD A FAVORABLE, OR ANY, RETURN FOR US.

    The net proceeds of this offering are not allocated for specific uses other than working capital and general corporate purposes, unless otherwise indicated in the applicable prospectus supplement. Thus, our management has broad discretion over how the net proceeds of this offering will be used and could spend the net proceeds in a way with which you may not agree. We cannot assure you that the net proceeds will be invested in a way that yields a favorable, or any, return for us.

CHANGES TO ACCOUNTING STANDARDS AND RULES COULD ADVERSELY AFFECT THE AMOUNT AND TIMING OF RECOGNITION OF REVENUE.

    In December 1999, the Securities and Exchange Commission issued Staff Accounting Bulletin No. 101, or SAB 101, REVENUE RECOGNITION IN FINANCIAL STATEMENTS. SAB 101 provides guidance on applying generally accepted accounting principles to revenue recognition issues in financial statements. When we adopt SAB 101, currently required by the fourth quarter of fiscal 2001, we expect to recognize revenue when we substantially complete the terms of the applicable sales arrangement, which generally occurs upon the customers' acceptance of our product. While we have not fully assessed the impact on us of the adoption of SAB 101, we believe that it may require a significant amount of our quarterly net sales to be deferred. Any change in our revenue recognition policy resulting from the implementation of SAB 101 would be reported as a change in accounting principle in the quarter in which we implemented SAB 101, with a cumulative adjustment in that quarter to reflect the effect of the change. As a result, while SAB 101 would not affect the fundamental aspects of our operations as measured by our shipments and cash flows, implementation of SAB 101 could have an adverse effect on our reported results of operations in the quarter that SAB 101 is implemented.

YOU SHOULD NOT RELY ON FORWARD-LOOKING STATEMENTS IN THIS PROSPECTUS.

    Certain information both included and incorporated by reference in this prospectus may contain forward-looking statements within the meaning of
Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and as such may involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of our Company to be materially different from future results, performance or achievements expressed or implied by such forward-looking statements. We use words such as "anticipates," "believes," "plans," "expects," "future," "intends" and similar expressions to identify such forward-looking statements. This prospectus and the documents incorporated by reference may also contain forward-looking statements attributed to certain third parties. You should not place undue reliance on these forward-looking statements, which apply only as of the date of this prospectus. Our actual results could differ materially from those anticipated in these forward-looking statements for many reasons, including the risks faced by us described above and elsewhere in this prospectus.

                                 SEMITOOL, INC.

    Semitool is a worldwide leader in the design, development, manufacture and support of high performance wet chemical processing equipment for use in the fabrication of semiconductor devices. Our primary families of tools include electrochemical deposition systems for the plating of copper interconnects for integrated circuits and other metals for various applications, and wafer surface preparation systems for cleaning, stripping and etching processes. This suite of technologically innovative batch and single wafer processing tools leverages our core wet chemical expertise and our more than two decades of innovation and experience building and supporting production-proven semiconductor fabrication equipment.

    The manufacturing of integrated circuits, called ICs, requires up to 350 complex and repetitive process steps to layer materials and create various features on a silicon wafer. Deposition is a process in which a film of either electrically insulating or conductive material, such as copper, is deposited on the surface of the wafer. The deposition of these film layers is interspersed with a number of other processes, including cleaning, stripping and etching, which selectively remove materials and otherwise condition the surface of the wafer. The IC manufacturing industry is experiencing several trends that are increasing the demand for wet chemical processing equipment that enables the fabrication of advanced ICs. These trends include:

    - development of smaller feature geometries;

    - transition to copper as a material for creating the circuitry, or interconnect, between the components of an integrated circuit; and

    - migration to larger (300 millimeter diameter) wafers.

    Our objective is to be the leading provider of innovative wet chemical processing equipment to IC manufacturers. To achieve this goal, we intend to pursue the following strategies:

    - maintain and expand our technology leadership by continuing to invest in research and development that leverages our wet chemical expertise;

    - offer a broad range of differentiated products for use in diverse IC manufacturing process applications;

    - leverage our process expertise across a variety of markets and applications; and

    - capitalize on our design and manufacturing expertise.

    With more than 20 years dedicated to the semiconductor and related industries, we have applied our wet chemical expertise in design, engineering, process and manufacturing to deliver innovations in electrochemical deposition and cleaning, stripping and etching processes to our global customer base. Our customers include many of the major semiconductor device manufacturers worldwide, including Advanced Micro Devices, Conexant Systems, Fujitsu, IBM, Infineon, Intel, Lucent Technologies, Maxim Integrated Products, Motorola, NEC, Philips Semiconductor, Samsung, STMicroelectronics, TSMC and UMC.

    Our principal executive offices are located at 655 West Reserve Drive in Kalispell, Montana 59901, and our telephone number is (406) 752-2107. Our website address is www.semitool.com. The information in our website does not constitute a part of this prospectus and is not incorporated into this prospectus by reference.

    We own the registered trademark "Semitool." This prospectus also includes other trademarks and tradenames of Semitool and third parties.

                                USE OF PROCEEDS

    We will not receive any of the proceeds from the sale by the selling shareholder of shares of our common stock. We have agreed to bear certain expenses relating to the registration of the shares of common stock registered pursuant to the registration statement of which this prospectus is a part.

                                DIVIDEND POLICY

    We have never declared or paid any cash dividends. We currently expect to retain future earnings, if any, to finance the growth and development of our business.

                              SELLING SHAREHOLDER

    The following table provides the name of the selling shareholder and the number of shares of common stock owned by the selling shareholder as of March 31, 2000.

    Beneficial ownership is determined in accordance with the rules of the SEC. In computing the number of shares beneficially owned by the selling shareholder and the percentage ownership of the selling shareholder, shares of common stock subject to options held by the selling shareholder that are currently exercisable or exercisable within 60 days of March 31, 2000 are deemed outstanding. Percentage of beneficial ownership as of March 31, 2000 is based upon 28,280,270 shares of common stock outstanding. To our knowledge, except as set forth in the footnotes to this table and subject to applicable community property laws, the selling shareholder has sole voting and investment power with respect to the shares set forth opposite his name. The address of the selling shareholder is: c/o Semitool, Inc., 655 West Reserve Drive, Kalispell, Montana 59901.

    Since the selling shareholder may sell all, some or none of his respective shares, we cannot estimate the aggregate number and percentage of shares of common stock that the selling shareholder will offer pursuant to this prospectus or that the selling shareholder will own upon completion of an offering to which this prospectus relates. The table below assumes that the selling shareholder sells all of the shares registered pursuant to the registration statement of which this prospectus is a part.

                                             SHARES BENEFICIALLY                    SHARES BENEFICIALLY
                                             OWNED PRIOR TO THIS                     OWNED AFTER THIS
                                                  OFFERING                               OFFERING
                                            ---------------------   SHARES BEING   ---------------------
SHAREHOLDER                                   NUMBER     PERCENT        SOLD         NUMBER     PERCENT
-----------                                 ----------   --------   ------------   ----------   --------
Raymon F. Thompson(1).....................  12,632,368     44.7%       500,000     12,132,368    42.46%

------------

(1) Includes 10,115,868 shares held in the name of the Raymon F. Thompson Revocable Trust, 1,775,760 shares held in the name of the Ladeine A. Thompson Revocable Trust (Mrs. Thompson is Mr. Thompson's wife), 425,000 shares held in the name of the Gina Thompson Trust of which Mr. Thompson is the trustee, and 189,400 shares held in the name of the Floyd Foundation Trust of which Mr. Thompson is the trustee.

                           DESCRIPTION OF SECURITIES

    Our authorized capital stock consists of 75,000,000 shares of common stock, no par value, and 5,000,000 shares of preferred stock, no par value.

    The following description of our capital stock is not complete and is qualified in its entirety by our Charter and bylaws, as amended, both of which are included as exhibits to the registration statement of which this prospectus forms a part, and by applicable Montana laws.

COMMON STOCK

    As of June 30, 2000, there were 28,296,850 shares of common stock outstanding, held of record by approximately 128 shareholders. The holders of common stock are entitled to one vote per share on all matters to be voted upon by the shareholders, except that upon giving the legally required notice, shareholders may cumulate their votes in the election of directors. Subject to preferences that may be applicable to any outstanding preferred stock, the holders of common stock are entitled to receive ratably such dividends, if any, as may be declared from time to time by the Board of Directors out of funds legally available therefor. In the event of a liquidation, dissolution or winding up of the Company, the holders of common stock are entitled to share ratably in assets remaining after payment of liabilities, subject to prior distribution rights of preferred stock, if any, then outstanding. The common stock has no preemptive or conversion rights or other subscription right. There are no redemption or sinking fund provisions applicable to the common stock. All outstanding shares of common stock are fully paid and non-assessable, and the shares of common stock to be issued upon completion of any offering will be fully paid and non-assessable.

    The common stock is listed on the Nasdaq National Market under the symbol "SMTL." The transfer agent and registrar for our common stock is BankBoston, N.A.

PREFERRED STOCK

    Under our Articles of Incorporation, as amended, our Board of Directors may direct the issuance of up to 5,000,000 shares of preferred stock in one or more series and with rights, preferences, privileges and restrictions, including dividend rights, voting rights, conversion rights, terms of redemption and liquidation preferences, that may be fixed or designated by our Board of Directors without any further vote or action by our shareholders.

GENERAL

    Because our Board of Directors has the power to establish the preferences, powers and rights of each class of preferred stock, it may afford the holders of any class of preferred stock preferences, powers and rights, voting or otherwise, senior to the rights of holders of shares of common stock. The issuance of preferred stock could adversely affect the voting power of holders of common stock and the likelihood that such holders will receive dividend payments and payments upon liquidation and could have the effect of delaying, deferring or preventing a change in control. We have no present plan to issue any shares of preferred stock.

    Preferred stock, upon issuance against full payment of the purchase price therefor, will be fully paid and nonassessable. The specific terms of a particular class of preferred stock will be described in the prospectus supplement relating to that class, including a prospectus supplement providing that preferred stock may be issuable upon the exercise of warrants. The description of preferred stock set forth below and the description of the terms of a particular class of preferred stock set forth in a prospectus supplement do not purport to be complete and are qualified in their entirety by reference to the Certificate of Designation relating to that class.

    The preferences and other terms of the preferred stock of each class will be fixed by the Certificate of Designation relating to the class. A prospectus supplement relating to each class of preferred stock will specify the following terms:

    - The title and stated value of the preferred stock;

    - The number of shares of the preferred stock offered, the liquidation preference per share and the offering price of the preferred stock;

    - The dividend rate(s), period(s), and/or payment date(s) or method(s) of calculation thereof applicable to the preferred stock;

    - Whether the preferred stock is cumulative or not and, if cumulative, the date from which dividends on the preferred stock will accumulate;

    - The provision for a sinking fund, if any, for the preferred stock;

    - The provision for redemption, if applicable, of the preferred stock;

    - Any listing of the preferred stock on any securities exchange;

    - The terms and conditions, if applicable, upon which the preferred stock will be converted into common stock, including the conversion price (or manner of calculation thereof);

    - A discussion of any material federal income tax considerations applicable to the preferred stock;

    - The relative ranking and preferences of the preferred stock as to dividend rights and rights upon liquidation, dissolution or winding up of our affairs;

    - Any limitations on issuance of any class of preferred stock ranking senior to or on a parity with such class or series of preferred stock as to dividend rights and rights upon liquidation, dissolution or winding up of our affairs;

    - Any other specific terms, preferences, rights, limitations or restrictions of the preferred stock; and

    - Any voting rights of the preferred stock.

RANK

    Unless otherwise specified in the applicable prospectus supplement, the preferred stock will be, with respect to dividends and upon our voluntary or involuntary liquidation, dissolution or winding up:

    - senior to all classes or series of common stock and to all of our equity securities the terms of which provide that the equity securities shall rank junior to the preferred stock;

    - junior to all equity securities that we issue which rank senior to the preferred stock; and

    - on a parity with all equity securities that we issued other than those that are referred to in the bullet points above.

    The term "equity securities" does not include convertible debt securities.

                              PLAN OF DISTRIBUTION

    The shares of common stock offered by this prospectus are being sold by the selling shareholder. We will not receive any of the proceeds from the sale of these shares.

    The distribution of the shares of common stock by the selling shareholder may be made from time to time by the selling shareholder directly or through one or more brokers, agents, or dealers in one or more transactions (which may involve crosses and block transactions) on the Nasdaq National Market, the Pacific Exchange, Inc. or other exchanges on which our common stock is listed, pursuant to and in accordance with the rules of those exchanges, in the over-the-counter market, in negotiated transactions or otherwise, at prices related to prevailing market prices or at negotiated prices. In the event that one or more brokers, agents or dealers agree to sell the shares, they may do so by purchasing shares as principals or by selling shares as agents for the selling shareholder. Any brokers, agents or dealers who sell the shares may be deemed to be "underwriters" within the meaning of the Securities Act of 1933, as amended. Any broker, agent or dealer may receive compensation from the selling shareholder which may be deemed to be underwriting discounts or commissions and may receive commissions from purchasers of the securities for whom it may act as agent. If any such broker or dealer purchaser the shares as principal it may resell the shares from time to time to or through other brokers or dealers, and the other brokers or dealers may receive compensation in the form of concessions or commissions from the selling shareholder or purchaser of the shares from whom they may act as agents.

    We have advised the selling shareholder that it and any brokers, dealers or agents who effect a sale of the shares are subject to the prospectus delivery requirements of the Securities Act of 1933, as amended. We have advised the selling shareholder that in the event of a "distribution" of his shares, the selling shareholder and any broker, agent or dealer who participates in the distribution may be subject to applicable provisions of the Securities Exchange Act of 1934, as amended and its rules and regulations, including Regulation M.

    In connection with distributions of the shares, the selling shareholder may enter into hedging transactions with broker-dealers, and the broker-dealers may engage in short sales of our common stock in the course of hedging the positions they assume with the selling shareholder. The selling shareholder also may sell our common stock short and deliver the shares to close out short positions. The selling shareholder also may enter into option or other transactions with broker-dealers that involve the delivery of the shares to the broker-dealers, who may then resell or otherwise transfer the shares. The selling shareholder may transfer the shares to a donee and any donee would become a selling shareholder under this prospectus.

    We will bear all expenses of the offering of the shares, except that the selling shareholder will pay any applicable underwriting fees, discounts or commissions and transfer taxes, as well as the fees and disbursements of his counsel and experts.

                                 LEGAL MATTERS

    The validity of the Securities offered hereby will be passed upon for us by Crowley, Haughey, Hanson, Toole & Dietrich, P.L.L.P., Kalispell, Montana.

                                    EXPERTS

    The financial statements incorporated in this Prospectus by reference to our Annual Report on Form 10-K for the year ended September 30, 1999 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.